Exhibit 10.4

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of October 15, 2013, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and Green Plains Shenandoah LLC,  Shenandoah,  Iowa (the “Company”).

BACKGROUND

Farm Credit and the Company are parties to a Master Loan Agreement dated September 28, 2011 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Farm Credit and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:

1.Section 2 of the MLA is hereby amended and restated to read as follows:

SECTION 2.Sale of Participation Interests and Appointment of Administrative Agent.  The Company acknowledges that concurrent with the execution of this Master Loan Agreement and related Supplement(s), Farm Credit is selling a participation interest in this Master Loan Agreement and Supplement(s) executed concurrently herewith to CoBank, FCB, an affiliate of CoBank, ACB (“CoBank”) (up to a 100% interest).  Pursuant to an Administrative Agency Agreement dated of even date herewith, (the “Agency Agreement”), Farm Credit and CoBank appointed CoBank to act as Administrative Agent (“Agent”) to act in place of Farm Credit hereunder and under the Supplement(s) and any security documents to be executed thereunder.  All funds to be advanced hereunder shall be made by Agent, all repayments by the Company hereunder shall be made to Agent, and all notices to be made to Farm Credit hereunder shall be made to Agent.  Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Farm Credit hereunder and thereunder.  Company acknowledges the appointment of the Agent and consents to such appointment.

2.Section 10(H) of the MLA shall be deleted in its entirety.

3.Section 10(K) of the MLA is hereby amended and restated to read as follows:

SECTION 10.Negative Covenants.  Unless otherwise agreed to in writing by Agent (as that term is defined in the MLA), while this agreement is in effect the Company will not:

(K)Changes to Operating Agreements, Etc.  Amend or otherwise make any material changes to the Company's Articles of Organization, Operating Agreement, Facility Lease Agreement, Ethanol Storage Lease, Ground Lease, management contracts and ethanol and/or distillers grain marketing contracts.

Exhibit 10.4

4.Section 11 of the MLA is hereby amended and restated to read as follows:

SECTION 11.Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)Working Capital.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of current assets over current liabilities  (both as determined in accordance with GAAP consistently applied) of not less than $6,000,000.00, except that in determining current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included.

(B)Net Worth.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of total assets over total liabilities  (both as determined in accordance with GAAP consistently applied) of not less than $65,000,000.00 increasing by 25% of net income (following receipt of the audit) beginning with the Company's fiscal year ending December 31, 2013 and each fiscal year end thereafter.

5.Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		Green Plains Shenandoah LLC

By:	/s/ Kathryn J. Frahm	By:	/s/ Patrich Simpkins

Title:	VP Commercial Lender	Title:	EVP, Finance and Treasurer